Ligand Reports First Quarter 2023 Financial Results

2023 Financial Guidance Raised

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO, Calif. (May 4, 2023) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2023, and provided an operating forecast and business updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“2023 is off to a strong start with $44.0 million in first quarter revenues driven by the continued growth of our royalty revenue and the approval milestone from Travere's FILSPARI for the treatment of IgA nephropathy," said Todd Davis, CEO of Ligand. "We have several partner catalysts this year that have the potential to further accelerate our growth for years to come. In addition to our existing portfolio, our refined corporate strategy is focused on continuing the expansion of our portfolio of late-stage partnered programs. Several initiatives are underway to increase the scale of our business development efforts related to this, with the goal of increasing the pace of investments while remaining disciplined on our capital deployment."

First Quarter 2023 Financial Results
Total revenues for the first quarter of 2023 were $44.0 million, compared with $36.5 million for the same period in 2022. Royalties for the first quarter of 2023 were $17.2 million, compared with $13.4 million for the same period in 2022, with the increase primarily attributable to Kyprolis and the growth in sales of drugs using the Pelican platform. Core Captisol sales were $10.6 million for the first quarter of 2023, compared with $6.2 million for the same period in 2022. The difference in sales was due to the timing of customer orders. There were no Captisol sales related to COVID-19 for the first quarter of 2023, compared with $5.9 million for the same period in 2022. Contract revenue was $16.2 million for the first quarter of 2023, compared with $11.0 million for the same period in 2022. The difference was due to the timing of partner milestone events.

Cost of Captisol was $3.7 million for the first quarter of 2023, compared with $4.7 million for the same period in 2022, with the decrease primarily due to lower total Captisol sales. Amortization of intangibles was $8.5 million, compared with $8.6 million for the same period in 2022. Research and development expense was $6.7 million, compared with $9.2 million for the same period in 2022, with the decrease attributed to lower stock based compensation, employee related expenses and lab supply expenses. General and administrative expense was $10.9 million, compared with $11.9 million for the same period in 2022, with the decrease primarily attributable to lower legal expenses in connection with the OmniAb spin-off.

Net income from continuing operations for the first quarter of 2023 was $43.6 million, or $2.43 per diluted share, compared with net loss from continuing operations of $12.9 million, or $0.77 per share, for the same period in 2022. Net income for the first quarter of 2023 increased due to a gain from short term investments of $39.5 million. Net loss for the first quarter of 2022 was impacted by a loss of $12.9 million from the value of Ligand’s short-term investments. Adjusted net income from continuing operations for the first quarter of 2023 was $39.9 million, or $2.28 per diluted share, compared with $11.0 million, or $0.64 per diluted share, for the same period in 2022 which excluded the impact of gross profit, net of tax, for Captisol sales related to COVID-19. See the table below for a reconciliation of net income (loss) from continuing operations to adjusted net income from continuing operations.

As of March 31, 2023, Ligand had cash, cash equivalents and short-term investments of $282.7 million.

2023 Financial Guidance
Ligand is increasing 2023 revenue and EPS guidance provided on its fourth quarter earnings call held on February 22, 2023. We now expect 2023 royalties of $78 million to $82 million (previously $74 million to $78 million), sales of Captisol of $21 million (unchanged) and contract revenue of $25 million (unchanged).These revenue components result in total revenue of $124 million to $128 million (previously $120 million to $124 million). We now expect 2023 diluted EPS of $4.60 to $4.75 (previously $3.30 to $3.45). The increase in EPS guidance is related to gains from the sale of Viking Therapeutics stock as well as the increased revenue guidance. Due to the unpredictable nature of COVID-19 and related Captisol sales, Ligand excludes Captisol for remdesivir from guidance and will update investors if and when orders are received and shipped each quarter.

First Quarter 2023 and Recent Business Highlights
Travere Therapeutics (Nasdaq: TVTX) received FDA accelerated approval for FILSPARI™ (sparsentan) for the treatment of IgA nephropathy (IgAN) on February 17, 2023, with commercial availability beginning in the last week of February. A review decision on sparsentan for the treatment of IgAN in Europe by the EMA is expected in the second half of 2023. On April 1, Travere announced publication in The Lancet of the interim analysis of efficacy and safety data from the ongoing pivotal, Phase 3 PROTECT Study evaluating sparsentan in adults with IgAN. The data were simultaneously presented in a late-breaking trials session at the World Congress of Nephrology 2023. On May 1, Travere announced that the pivotal Phase 3 DUPLEX Study evaluating sparsentan in focal segmental glomerulosclerosis (FSGS) did not achieve the primary efficacy eGFR slope endpoint over 108 weeks of treatment compared to the active control irbesartan. Secondary and topline exploratory endpoints trended favorably and a reduction of proteinuria was sustained through 108 weeks of treatment. Travere plans to engage with regulators to explore a potential path forward for sparsentan as a treatment for FSGS in the U.S. and Europe.

Viking Therapeutics (Nasdaq: VKTX) completed enrollment in its Phase 2b clinical trial of VK2809 in patients with biopsy-confirmed non-alcoholic steatohepatitis (NASH) with topline data on the primary endpoint expected in 1H 2023. Separately, Ligand sold 3.2 million shares of Viking stock during the quarter resulting in $43 million of net proceeds following Viking’s announcement of positive data on their VK2735 obesity program. Ligand does not have any direct economic interest in VK2735. As of March 31, 2023, Ligand owned 3.6 million shares of VKTX stock.

Novan (Nasdaq: NOVN) submitted an NDA to the U.S. FDA seeking marketing approval for berdazimer gel, 10.3% (SB206) for the topical treatment of molluscum contagiosum. The NDA has been accepted and assigned a PDUFA date of January 5, 2024.

Palvella Therapeutics (private) announced positive topline results from its Phase 2 study of QTORIN™ rapamycin in microcystic lymphatic malformations; 100% of participants were rated by physicians as being “Much Improved” or “Very Much Improved” as measured on the Clinician Global Impression of Change following 12-weeks of dosing with QTORIN rapamycin. Results showed that QTORIN was generally well-tolerated with no drug-related severe adverse events. QTORIN rapamycin has the potential to become the first FDA-approved treatment for this serious, rare genetic skin disease and has been granted Fast Track and Orphan Drug Designation from the FDA for this indication. Pavella anticipates initiation of a pivotal Phase 3 study in the second half of 2023.

Novartis AG (NYSE: NVS) announced that the FDA granted approval for a liquid form of TAFINLAR® (dabrafenib) + MEKINIST® (trametinib) for the treatment of pediatric patients one year of age and older with low-grade glioma (LGG) with a BRAF V600E mutation and who require systemic therapy. This is the first approval of an oral Captisol-enabled product.

Sermonix (private) announced the initiation of a registrational Phase 3 clinical study comparing targeted lasofoxifene in combination with the CDK 4/6 inhibitor abemaciclib to fulvestrant plus abemaciclib in pre- and post-menopausal subjects with locally advanced or metastatic ER+/HER2- breast cancer with an ESR1 mutation. Additionally, Sermonix announced that lasofoxifene improved vaginal/vulvar symptoms relative to fulvestrant in a study of postmenopausal women with locally advanced or metastatic estrogen receptor-positive ER+/HER2- breast cancer with an ESR1 mutation.

Anebulo Pharmaceuticals (Nasdaq: ANEB) announced completion of dosing in its randomized, double-blind, placebo-controlled, Phase 2 clinical trial evaluating ANEB-001 as a potential treatment for acute cannabinoid intoxication. The preliminary data showed ANEB-001 reduced effects of a 30 mg dose of THC, and that delayed dosing of ANEB-001 rapidly reversed pre-existing THC effects. Anebulo is targeting an End of Phase 2a meeting with FDA in the second quarter 2023.

Adjusted Financial Measures
Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, income tax affect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (888) 350-3452 (U.S. toll-free) or 1 (646) 960-0369 (ex-U.S. toll dial-in number) using the conference ID 6501694. To participate via live or replay webcast, a link is available at www.ligand.com.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead Sciences' VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with approximately 390 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About the Pelican Expression Technology™ Platform
Pelican is a validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, Pelican is well positioned to meet these growing needs as one of the most comprehensive broadly available protein production platforms in the industry.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our platform technologies or both. Our business model generates value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding mid to late-stage drug development in return for economic rights and licensing our technology platforms to help partners discover and develop medicines. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to generate our revenue. We have two primary platform technologies that are available for outlicense – Captisol and Pelican. Our Captisol platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. For our Captisol partners, our team supplies the Captisol material needed for their programs. Our Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

We use Twitter and our investor relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our Twitter account and our website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the potential for partner catalysts to further accelerate growth for years to come; the timing of clinical and regulatory events of Ligand’s partners; the expansion of Ligand’s portfolio; and guidance regarding the full-year 2023 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2023; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; the commercial opportunity for remdesivir may be limited given developments related to COVID-19 and other treatment options, as well as the unpredictable nature of COVID-19; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; there may not be a market for the product(s) even if successfully developed and approved; Ligand’s partners may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's or its partners’ product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; risks associated with management changes; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; the COVID-19 pandemic and any future epidemic diseases could adversely impact the business of Ligand and its partners and impair global economic activity; changes in general economic conditions, including as a result of the war between Russia and Ukraine; the spin-off of OmniAb may not achieve the intended strategic, operational and financial benefits; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, FILSPARI, a Travere Therapeutics product, and other programs described herein, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and Pelican Expression TechnologyTM. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LifeSci Advisors
Simon Latimer Bob Yedid
investors@ligand.com bob@lifesciadvisors.com
(858) 550-7766 (516) 428-8577
Twitter: @Ligand_LGND

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues:
Royalties	$17,154	$13,432
Captisol - Core	10,622	6,226
Captisol - COVID	—	5,896
Contract revenue	16,203	10,962
Total revenues	43,979	36,516
Operating costs and expenses:
Cost of Captisol	3,717	4,699
Amortization of intangibles	8,539	8,580
Research and development	6,663	9,179
General and administrative	10,855	11,925
Total operating costs and expenses	29,774	34,383
Income from operations	14,205	2,133
Gain (loss) from short-term investments	39,533	(12,877)
Interest income (expense), net	1,195	(655)
Other income, net	603	2,255
Total other income (expense), net	41,331	(11,277)
Income (loss) before income taxes	55,536	(9,144)
Income tax expense	(11,922)	(3,785)
Net income (loss) from continuing operations	43,614	(12,929)
Net loss from discontinued operations	(1,665)	(2,456)
Net income (loss):	$41,949	$(15,385)

Basic net income (loss) from continuing operations per share	$2.56	$(0.77)
Basic net loss from discontinued operations per share	$(0.10)	$(0.15)
Basic net income (loss) per share	$2.46	$(0.91)
Shares used in basic per share calculation	17,063	16,824

Diluted net income (loss) from continuing operations per share	$2.43	$(0.77)
Diluted net loss from discontinued operations per share	$(0.09)	$(0.15)
Diluted net income (loss) per share	$2.33	$(0.91)
Shares used in diluted per share calculation	17,974	16,824

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and short-term investments	$282,665	$211,870
Accounts receivable, net	29,188	30,424
Inventory	14,011	13,294
Income tax receivable	—	4,614
Other current assets	2,331	3,399
Total current assets	328,195	263,601

Deferred income taxes, net	875	8,530
Goodwill and other identifiable intangible assets, net	439,589	448,128
Commercial license and other economic rights, net	10,431	10,182
Operating lease right-of-use assets	11,666	10,914
Finance lease	3,943	4,095
Other assets	16,377	17,218
Total assets	$811,076	$762,668

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$21,112	$20,988
Current contingent liabilities	67	57
Current operating lease liabilities	660	670
Current finance lease liabilities	43	45
Deferred revenue	257	355
2023 convertible senior notes, net	76,790	76,695
Total current liabilities	98,929	98,810

Long-term contingent liabilities	2,776	3,456
Long-term operating lease liabilities	11,183	10,336
Deferred income taxes, net	30,010	30,615
Other long-term liabilities	21,861	21,966
Total liabilities	164,759	165,183

Total stockholders' equity	646,317	597,485
Total liabilities and stockholders' equity	$811,076	$762,668

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2023	2022

Net income (loss) from continuing operations	$43,614	$(12,929)
Adjustments:
Share-based compensation expense	5,931	7,109
Non-cash interest expense (1)	95	326
Amortization related to acquisitions and intangible assets	8,539	8,580
Amortization of commercial license and other economic rights (2)	(493)	(90)
Change in contingent liabilities (3)	(671)	(591)
Loss (gain) from short-term investments	(39,533)	12,877
Realized gain from short-term investments	20,552	(244)
Other (4)	102	(1,666)
Income tax effect of adjusted reconciling items above	1,980	259
Excess tax benefit from share-based compensation (5)	(212)	17
Adjusted net income from continuing operations	$39,904	$13,648
Captisol - COVID gross profit, net of tax (6)	—	(2,621)
Adjusted net income from continuing operations excluding Captisol - COVID	$39,904	$11,027

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share from continuing operations	$2.43	$(0.77)
Adjustments:
Share-based compensation expense	0.34	0.41
Non-cash interest expense (1)	0.01	0.02
Amortization related to acquisitions and intangible assets	0.49	0.50
Amortization of commercial license and other economic rights (2)	(0.03)	(0.01)
Change in contingent liabilities (3)	(0.04)	(0.03)
(Gain)/Loss from short-term investments	(2.26)	0.75
Realized gain from short-term investments	1.18	(0.01)
Other (4)	0.01	(0.10)
Income tax effect of adjusted reconciling items above	0.09	0.02
Excess tax benefit from share-based compensation (5)	(0.01)	—
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	0.01
Adjustment for shares excluded using the if-converted method under ASU 2020-06 (7)	0.07	—
Adjusted diluted net income per share from continuing operations	$2.28	$0.79
Captisol - COVID gross profit, net of tax (6)	—	(0.15)
Adjusted diluted net income per share from continuing operations excluding Captisol - COVID	$2.28	$0.64

GAAP - weighted average number of common shares - diluted	17,974	16,824
Shares excluded due to anti-dilutive effect on GAAP net loss	—	369
Diluted effect of the 2023 Notes (7)	(483)	—
Adjusted weighted average number of common shares - diluted	17,491	17,193

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license and other economic rights to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(4) Amounts primarily relate to gain on debt extinguishment and adjustments associated with our equity investment in Nucorion.

(5) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(6) Captisol - COVID gross profit, net of tax, represents gross profit, net of tax, for Captisol supplied for use in formulation with remdesivir, an antiviral treatment for COVID-19.

(7) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intends to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method, which resulted in an additional 1,796,071 potentially dilutive shares for the three months ended March 31, 2022.

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